UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)     December 21, 2006

1st CONSTITUTION BANCORP

(Exact Name of Registrant as Specified in Charter)

New Jersey	000-32891	22-3665653
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2650 Route 130 P.O. Box 634, Cranbury, New Jersey	08512
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code        (609) 655-4500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2006, the Board of Directors of 1st Constitution Bancorp (the “Company”) approved an amendment to the Company’s Supplemental Executive Retirement Plan (the “Old SERP”) freezing the Old SERP effective January 1, 2005. The Company concurrently adopted a new Supplemental Executive Retirement Plan (the “New SERP”) effective January 1, 2005. The Company’s CEO and other named executive officer participated in the Old SERP and will participate in the New SERP. A copy of the New SERP is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

The New SERP will be administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”). Under the terms of the New SERP, participants earn the right to an annual nonqualified pension benefit to be paid following termination of employment, subject generally to a 10-year graded vesting schedule. The New SERP benefit is generally equal to the participant’s final base compensation, multiplied by a multiplier percentage selected for such participant by the Committee. As a result of the adoption of the New SERP, the multiplier percentage for Robert F. Mangano, the Company’s Chief Executive Officer, was increased to 55% from 50%, and the multiplier percentage for Joseph M. Reardon, the Company’s Senior Vice President and Treasurer, was increased to 30% from 25%. Final base compensation is generally equal to the participant’s highest annual rate of base compensation in effect during the 12-month period prior to termination of employment. Any benefit accrued under the New SERP is reduced by any vested benefit that the participant has accrued under the Old SERP. In the event that a participant terminates employment prior to age 65 (for reasons other than disability, death or change of control), then the New SERP benefit is reduced by five percent for each full or partial year by which the participant’s termination date precedes his or her attainment of age 65.

A participant’s New SERP benefit is subject to a vesting schedule. The vesting schedule generally provides that for each full year of service with the Company or its subsidiary, 1st Constitution Bank (the “Bank”) (including years of service prior to the implementation of the SERP), the participant earns 10% of vesting credit. For example, a participant who has six full years of service will be 60% vested in his or her New SERP benefit. A participant will become fully vested, however, in the event of the occurrence of his or her death or disability while employed by the Company or the Bank, or upon the occurrence of a change of control, as defined in the New SERP. A participant will also automatically become fully vested upon attainment of age 65, if employed on that date. In the case of Mr. Mangano, the Board of Directors has fully vested his benefit under the New SERP. Forfeiture of all rights to the New SERP benefit would occur upon termination for cause.

In the event that a participant commences receipt of his or her New SERP benefit following age 65 (or following a change of control), the participant will be entitled to a lifetime annuity with a 15 year minimum guaranteed payout period, or a lump sum that is the actuarial equivalent thereof. For payments commencing prior to age 65 (assuming no change of control), the participant will be entitled to a 15 year guarantee payout (but without a life annuity), or a lump sum that is the actuarial equivalent thereof. In the event of termination of employment as a result of disability, as defined in the New SERP, the participant will be entitled to his or her New SERP benefit commencing at age 65, unreduced for early retirement, in the form of a lifetime annuity with a 15 year minimum guaranteed payout period. For terminations following a change of control, the New SERP benefit will be paid at age 65 or at any time following termination of employment (at the election of the participant), with a five percent reduction for each year (or portion thereof) by which the commencement date precedes the participant’s 65th birthday. Generally, all elections as to the form and time of payment must be made by participants when they become eligible to participate in the New SERP. Payments may be delayed for six months, if such delay is required in order to be compliant with the requirements of Section 409A of the Internal Revenue Code.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Title

10.1	1st Constitution Bancorp 2005 Supplemental Executive Retirement Plan, effective January 1, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1ST CONSTITUTION BANCORP

Date:	December 28, 2006	By: /s/ ROBERT F. MANGANO
Name:	Robert F. Mangano
Title:	President and Chief Executive Officer